BURLINGTON RESOURCES INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                                  EXHIBIT 12.1
                                   (UNAUDITED)
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                                                Three Months
                                               Ended March 31,                        Year Ended December 31,
                                              -----------------  -------------------------------------------------------------------
                                                    1998             1997         1996         1995         1994          1993
                                              -----------------  -----------    ---------   ----------    ----------    ---------
                                                                      (In Millions, Except Ratio Amounts)

Earnings

   Income Before Income Taxes................       $  66          $ 411         $ 433       $ (543)       $ (247)       $ 336

   Add
     Interest and fixed charges..............          36            142           147          147           116          101
     Portion of rent under long-term operating
        leases representative of an interest
        factor...............................           2              7             8            7             7            7
                                                    -----          -----         -----       ------        ------        -----
   Total Earnings Available for Fixed
     Charges.................................       $ 104          $ 560         $ 588       $ (389)       $ (124)       $ 444
                                                    =====          =====         =====       ======        ======        =====
Fixed Charges

   Interest and fixed charges................       $  36          $ 142         $ 147       $  147        $  116        $ 101
   Portion of rent under long-term operating
     leases representative of an interest
     factor..................................           2              7             8            7             7            7
   Capitalized interest......................           2             12            14           19            23           22
                                                    -----          -----         -----       ------        ------        -----
   Total Fixed Charges.......................       $  40          $ 161         $ 169       $  173        $  146        $ 130
                                                    =====          =====         =====       ======        ======        =====

Ratio of Earnings to Fixed Charges (1).......        2.60 x         3.48 x        3.48 x         -  x          -  x       3.42 x
                                                    =====          =====         =====       ======        ======        =====


(1)  Total earnings available for fixed charges in 1995 and 1994 were inadequate to cover total fixed charges in the amount of approximately $567 million and $274 million, respectively.
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